QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Abraxas Energy Partners, L.P.
San Antonio, Texas

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated April 24, 2008, except for Note 15, which is as of August 11, 2008, relating to the consolidated financial statements of Abraxas Energy Partners, L.P. ("Successor") and Abraxas Petroleum Corporation ("Predecessor"), which are contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Dallas, Texas
September 9, 2008

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm